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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the use in this Registration Statement of Computer Literacy, Inc. on Form SB-2 of our report on Computer Literacy, Inc. dated July 10, 1998 (August 25, 1998 as to the fifth paragraph of Note 1 and the last two paragraphs of Note 10), appearing in the Prospectus, which is part of such Registration Statement.

     We also consent to the use in this Registration Statement of our report on Computer Literacy Bookshops, Inc. dated July 10, 1998, appearing in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
-----------------------------

Deloitte & Touche LLP
San Jose, California
November 17, 1998